SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        May 18, 2000
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                               UNOCAL CORPORATION
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             (Exact name of registrant as specified in its charter)



                                    Delaware

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                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
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(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
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(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600

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              (Registrant's Telephone Number, Including Area Code)

Item 5.      Other Events.
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Patent Case
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On May 18,  2000,  the United  States  Court of Appeals for the Federal  Circuit
denied a petition by six major oil companies to rehear their appeal of the earlier decision validating the company's patent for reformulated gasoline.

In March, a three judge panel of the Court upheld the validity of the company's reformulated motor gasoline patent and confirmed the earlier jury award of 5-3/4 cents per gallon in damages for the infringement.

Following a 1997 trial in the U.S. District Court for the Central District of California (Los Angeles), a jury had found the patent was valid and that six defendant companies had infringed the patent with respect to 1.19 billion gallons, or 29.1 percent of the total California reformulated gasoline manufactured by the six defendant companies between March 1, 1996, and July 31, 1996. The jury also awarded the company 5-3/4 cents per gallon in damages for this infringement. The jury's award for the five-month period now total approximately $95 million, including interest and certain attorney's fees.

The "393" patent (No. 5,288,393) was awarded to the company by the U.S. Patent and Trademark Office on Feb. 22, 1994, for new, useful and nonobvious compositions of traditional automotive gasolines that substantially reduce unwanted tailpipe emissions using current refining technology. The compositions outlined in the patent involve specifications of various parameters in gasoline manufacturing, including Reid Vapor Pressure, olefin content, and the T50 and T90 distillation points.

A series of additional patents has been granted to the company since the "393" patent. These patents were an outgrowth of the earlier research and supplemented the claims of the earlier patent. The patents may have application throughout the United States, not just California. None of the patents require or exclude the use of MTBE.

The company believes that its patents may offer a significant potential revenue stream. With the conclusion of the appeal, the company will now ask the District Court in Los Angeles to implement an earlier order for the defendant companies to provide an accounting of their infringement of the "393" patent since the five-month period covered by the trial.

Offer to Purchase Shares of Northrock Resources Ltd.
----------------------------------------------------

The company's Unocal Canada Management Limited subsidiary will proceed with the previously announced offer to purchase all the publicly held common shares of Northrock Resources Ltd. (Northrock). The company previously announced a conditional offer of $10.10 Canadian dollars per share for the approximately
21.9 million shares, or approximately 52 percent, of Northrock that remain outstanding. The company's Unocal Canada Resources subsidiary currently owns
19.6 million shares, or approximately 48 percent, of Northrock, which were acquired in transactions that closed in May and December of 1999.

Unocal Canada Management will be making this offer with the consent of, and in full cooperation with, Northrock. Northrock's board of directors recommended acceptance of the offer to Northrock's shareholders after receiving a valuation and fairness opinion from an independent financial advisor. The offer for the remaining shares of Northrock will be subject to certain conditions including obtaining all required regulatory approvals and that a minimum of 90 percent of the Northrock shares not already owned by Unocal Canada Resources are tendered to the offer. A take-over bid circular containing the offer will be mailed to Northrock's shareholders of record as soon as reasonably possible.

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

Forward looking statements regarding any litigation and commercial acquisition activities in this filing are based on assumptions concerning market, operational, competitive, regulatory, environmental, and other considerations. Actual results could differ materially as a result the foregoing and other factors as outlined in Unocal's 1999 Form 10-K

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                UNOCAL CORPORATION
                                                (Registrant)





Date:  May 23, 2000                        By:  /s/ JOE D. CECIL
-------------------------                       -------------------------------
                                                Joe D. Cecil
                                                Vice President and Comptroller


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